Exhibit 99.2

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical or current facts, including, without limitation, statements about our business strategy, plans, objectives and future prospects, are forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from these expectations, which could have a material adverse effect on our business, results of operations, cash flow and financial condition. Such risks and uncertainties include, without limitation, the following:

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The current economic downturn may result in customers and prospects reducing their capital and maintenance expenditures and filing for bankruptcy protection or ceasing operations, which would negatively impact our bookings, revenue and cash flows.

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Beginning in the third quarter and continuing into the fourth quarter of 2008, we experienced purchasing delays by some customers attributable to the Merger. Continued uncertainty regarding any future strategic transaction involving the Company could cause additional customer delays, potential customer losses, lower bookings, revenue, and cash flow and continued employee attrition.

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On August 10, 2008, we entered into the Merger Agreement with JDA under which i2 would merge with and into Merger Sub, with i2 to survive the Merger as a wholly-owned subsidiary of JDA. On December 3, 2008, we terminated the Merger Agreement because our board of directors did not believe the Merger or an acceptable alternative transaction with JDA could be finalized. The termination of the Merger Agreement with JDA and the failure to complete the Merger may result in, among other things, downward pressure on our stock, lawsuits, employee turnover and continued uncertainty for management, sales staff, and other employees, uncertainty for existing and potential customers regarding our ability to meet our contractual obligations, and potential additional calls by shareholders to continue to pursue the public sale of the Company.

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We have implemented and continue to evaluate restructuring and reorganization initiatives, including a reduction in our workforce in the first quarter of 2009. Failure to achieve the desired results of our restructuring and reorganization initiatives could harm our business, results of operations, cash flow and financial condition.

•	Our financial results have varied and may continue to vary significantly from quarter-to-quarter. We may fail to meet analysts and investors’ expectations.

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We experienced negative cash flows for the quarters ended March 31, 2007, September 30, 2006 and March 31, 2006, and for the year ended December 31, 2005. A failure to maintain profitability and achieve consistent positive cash flows would have a significant adverse effect on our business, impair our ability to support our operations and adversely affect our liquidity.

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We may require additional private or public debt or equity financing. Such financing may only be available on disadvantageous terms, or may not be available at all. Any new financing could have a substantial dilutive effect on our exiting stockholders.

•	If we are unable to develop and generate additional demand for our products, serious harm could result to our business.

•	We may not be competitive, and increased competition could seriously harm our business.

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We face risks related to product quality and performance claims and other litigation that could have a material adverse effect on our relationships with customers and our business, results of operations, cash flow and financial condition. We may face other claims and litigation in the future that could harm our business and impair our liquidity.

•	Loss of key personnel or our failure to attract, train, and retain certain additional personnel could negatively affect our operating results and revenues and seriously harm our company.

•	We face other risks indicated in Item 1A, “Risk Factors,” in this Annual Report on Form 10-K.

Many of these risks and uncertainties are beyond our control and, in many cases we cannot accurately predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “continue,” “may,” “will,” “should” or the negative of such terms and similar expressions as they relate to us, our customers or our management are intended to identify forward-looking statements.

References in this report to the terms “optimal” and “optimization” and words to that effect are not intended to connote the mathematically optimal solution, but may connote near-optimal solutions, which reflect practical considerations such as customer requirements as to response time, precision of the results and other commercial factors.

Overview

Nature of Operations.    We are a provider of supply chain management solutions, consisting of various software and service offerings. In addition to application software, we offer software as a service (SaaS). Our service offerings include business optimization and technical consulting, managed services, training, solution maintenance, software upgrades and development. We operate our business in one business segment. Supply chain management is the set of processes, technology and expertise involved in managing supply, demand and fulfillment throughout divisions within a company and with its customers, suppliers and partners. The business goals of our solutions include increasing supply chain efficiency and enhancing customer and supplier relationships by managing variability, reducing complexity, improving operational visibility, and increasing operating velocity. Our offerings are designed to help customers better achieve the following critical business objectives:

•	Visibility — a clear and unobstructed view up and down the supply chain

•	Planning — supply chain optimization to match supply and demand considering system-wide constraints

•	Collaboration — interoperability with supply chain partners and elimination of functional silos

•	Control — management of data and business processes across the extended supply chain

Revenue Categories

We recognize revenue for software and our related service offerings in accordance with Statement of Position (SOP) 81-1, “Accounting for Certain Construction Type and Certain Production Type Contracts,” SOP 97-2, “Software Revenue Recognition,” as modified by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions,” SEC Staff Accounting Bulletin (SAB) 104, “Revenue Recognition,” and SAB 103, “Update of Codification of Staff Accounting Bulletins,” and SAB “Topic 13, Revenue Recognition.”

Software Solutions.    Software solutions revenue includes core license revenue, recurring license revenue, and fees received to develop the licensed functionality. We recognize these revenues under SOP 97-2 or SOP 81-1 based on our evaluation of whether the associated services are essential to the licensed software as described within SOP 97-2. If the services are considered essential, revenue is generally recognized on a percentage of completion basis under SOP 81-1. Services are considered essential to the software when they involve significant modifications or additions to the software features and functionality. In addition, we have several subscription and other recurring revenue transactions, which are recognized ratably over the life of each contract.

Services.    Services revenue is primarily derived from fees for services that are not essential to the software, including implementation, integration, training and consulting, and is generally recognized when services are performed. In addition, services revenue may include fees received from arrangements to customize or enhance previously purchased licensed software, when such services are not essential to the previously licensed software. Services revenue also includes reimbursable expense revenue, with the related costs of reimbursable expenses included in cost of services.

Maintenance.    Maintenance revenue consists of fees generated by providing support services, such as telephone support, and unspecified upgrades/enhancements on a when-and-if available basis. A customer typically prepays maintenance and support fees for an initial period, and the related revenue is deferred and generally recognized over the term of such initial period. Maintenance is renewable by the customer on an annual basis thereafter. Rates for maintenance, including subsequent renewal rates, are typically established based upon a specified percentage of net license fees as set forth in the contract.

Contract Revenue.    As explained in more detail below, we do not consider contract revenue to be an indication of the current performance of our business. We collected the cash associated with contract revenue in prior periods and recorded the revenue as we fulfilled the contract obligations. Our deferred contract revenue balance is zero.

Revenue Mix

Our software and service offerings have changed in recent years in response to market demands as well as the introduction of new technology and products. Accordingly, we have experienced a shift to a greater level of services revenue versus software solutions revenue.

This shift affects our profitability because services will typically earn a lower margin than software solutions. Additionally, we now expect that a higher proportion of our software solutions revenue will be recognized under a percentage of completion basis or subscription basis, rather than being recognized in the period the contract is signed.

Key Performance Indicators and Operating Metrics

The markets in which we operate are highly competitive. Our competitors are diverse and offer a variety of solutions targeting various segments of the extended supply chain as well as the enterprise as a whole. Some competitors offer suites of applications, while most offer solutions designed to target specific processes or industries. We believe our principal competitors continue to strengthen, in part based on consolidation within the industry. In addition, our shift to a more solutions-oriented approach, where services are more critical, increases our exposure to competition from offshore providers and consulting companies. All of these factors are creating pricing pressure for our software and service offerings. However, we believe our focus on a solutions-oriented approach that leverages our deep supply chain expertise differentiates us from our competitors.

In managing our business and reviewing our results, management focuses most intently on our revenue generation process, including bookings, backlog and operating revenue (total revenue excluding contract revenue), as well as our cash flow from operations and liquidity.

Bookings.    We define bookings as the total value of non-contingent fees payable to the company pursuant to the terms of duly executed contracts. Bookings result in revenue as products are delivered or services are performed, and may reflect contracts from which revenue will be recognized over multi-year periods. Bookings do not include amounts subject to contingencies, such as optional renewal periods, amounts subject to a customer’s internal approvals, and amounts that are refundable for reasons outside of our standard warranty provisions. Because our revenues are recognized under several different accounting standards and thus are subject to period-to-period variability, we closely monitor our bookings as a leading indicator of future revenues and the overall performance of our business.

Total bookings for the years ended December 31, 2008 and December 31, 2007 were $226.5 million and $264.7 million, respectively, a decrease of approximately 14% or $38.2 million. The 2007 bookings results included the impact of approximately $18.8 million of multiyear renewals for three of our supply chain leader deals. Excluding the impact of these bookings in 2007 and any extensions in 2008, total bookings were down by 9%. We have experienced seasonality in our quarterly bookings, with the third quarter typically being the weakest of the year. Our 2008 bookings, in particular in the third and fourth quarters, were below our original expectations. We believe this was due to issues associated with our announcement of a merger with JDA, which did not occur, execution issues, our focus on internal organizational and management changes and concerns about our competitive position and future direction. We also believe the global economic slowdown has resulted in prospective and existing customers postponing purchasing and other decisions, which will continue to negatively impact our bookings until economic conditions improve. Unless we are able to generate bookings growth in the next several quarters, in the future our revenue will continue to decline.

Backlog.    Backlog represents the balance of bookings that has yet to be recognized as revenue. The amount of backlog for which we have received payment is recorded as deferred revenue on our consolidated balance sheet. We review our backlog to assess future revenue that may be recognized from bookings in previous fiscal periods. This review allows us to determine whether we are recognizing more or less revenue compared to the bookings in that period and whether our backlog is increasing or decreasing.

Revenue.    In our internal analysis of revenue, we focus on operating revenue (total revenue excluding contract revenue). Contract revenue is the result of the recognition of certain revenue that was carried on our balance sheet as a portion of deferred revenue and was a result of our 2003 financial restatement. Inclusion of contract revenue in the evaluation of our performance would skew comparisons of our periodic results since recognition of that revenue was based on fulfillment of contractual obligations, which often required only minimal cash outlays and generally did not involve any significant activity in the period of recognition. Additionally, the cash associated with contract revenue had been collected in prior periods. All remaining contract revenue was recognized March 31, 2007, so it is not relevant to our on-going operations and we exclude it from comparisons to prior period results.

Our annual operating revenue (total revenue excluding contract revenue) was approximately $255.8 million, $257.9 million and $275.6 million in 2008, 2007 and 2006, respectively. Total revenue declined 1% for the year ended December 31, 2008 compared to the same period in 2007 and 6% for year ended December 31, 2007 compared to the same period in 2006. As part of our transition to being a solutions-oriented provider, we have experienced a shift to a greater level of services revenue, which has partially offset our decline in software solutions and maintenance revenue.

Software solutions revenue declined 2% or $0.9 million for the year ended December 31, 2008 compared to the same period in 2007, and declined 37% or $28.5 million for the year ended December 31, 2007 compared to the same period in 2006. In 2008 and 2006 our total software solutions bookings were significantly lower than our software solutions revenue, thereby significantly reducing our backlog and in 2007 our total software solutions bookings were slightly above our software solutions revenue, increasing our backlog, largely due to the renewals of multiyear subscriptions, as indicated in the table below. This has contributed to sequentially lower software solutions revenue in the three years ended December 31, 2008. This trend will continue unless we experience growth in software solutions bookings in the next several quarters.

	December 31, 2008	December 31, 2007	December 31, 2006
Additions to Backlog:
Software Solutions Bookings	$29,812	$54,556	$49,540
Platform Technology/Source Code Bookings	—	500	10,480

Net Additions to Backlog	29,812	55,056	60,020
Less: Software Solutions Revenue Recognized	46,852	47,721	76,243

Increase/(Decrease) in Backlog	$(17,040)	$7,335	$(16,223)

Services revenue increased 1% or $0.9 million for the year ended December 31, 2008 when compared to the same period in 2007, and increased 15% or $16.2 million for the year ended December 31, 2007 when compared to the same period in 2006. These increases are due to continued shifts in the demands of the market, changes in our sales approach and an increase in our services offerings. We expect services revenue to continue to be a larger percentage of our total revenue than it has been in previous years. Services revenue generally earns a lower margin than our other revenue types, although we have experienced higher margins in our services business in 2008 compared to prior periods due to leverage and efficiency from the services platform. The margin improvements are partially due to the movement of certain services associates to the sales organization in the first quarter of 2008.

Maintenance revenue declined 2% or $2.1 million for the year ended December 31, 2008 when compared to the same period in 2007, and declined 6% or $5.4 million for the year ended December 31, 2007 when compared to the same period in 2006. The decline in maintenance revenue for 2008 versus 2007 was primarily caused by customers renewing their agreements at a lower rate or in some cases failing to renew. Although we have put programs in place that demonstrate the value of maintenance to our customers, we expect maintenance revenue to continue to decline in the near term.

Application of Critical Accounting Policies and Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and judgments related to the application of certain accounting policies.

While we base our estimates on historical experience, current information and other factors deemed relevant, actual results could differ from those estimates. We consider accounting estimates to be critical to our reported financial results if (i) the accounting estimate requires us to make assumptions about matters that are uncertain and (ii) different estimates that we reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, would have a material impact on our financial statements.

We consider our policies for revenue recognition to be critical due to the continuously evolving standards and industry practice related to revenue recognition, changes to which could materially impact the way we report revenues. Accounting polices related to: allowance for doubtful accounts, deferred taxes, goodwill and intangible assets and loss contingencies are also considered to be critical as these policies involve considerable subjective judgment and estimation by management. Critical accounting policies, and our procedures related to these policies, are described in detail below. Also, see Note 1 — Summary of Significant Accounting Policies in our Notes to Consolidated Financial Statements included in this report.

Revenue Recognition

Software Solutions Revenue — SOP 97-2.    The recognition of revenue under SOP 97-2 requires us to make judgments concerning whether the services associated with the license, if any, are considered “essential” to the licensed functionality. If they are deemed essential, revenue cannot be recognized under SOP 97-2, but rather is required to be recognized under SOP 81-1. We have a formal process for evaluation of each of our licensed products to determine whether they can be implemented without essential services, and are therefore considered eligible for recognition under 97-2. We also have processes, including internal representations from sales, services and research and development personnel, to evaluate each transaction that is comprised solely of products that are eligible under SOP 97-2 to determine whether there are specific requirements or commitments associated with the licensed functionality that would require recognition under SOP 81-1. We are also required to assess the existence of vendor specific objective evidence (“VSOE”) of fair value for undelivered elements in agreements recognized under SOP 97-2, which for our arrangements commonly include implementation services and maintenance. If we lose our ability to demonstrate VSOE for undelivered elements, the timing of recognition of transactions under SOP 97-2 will change.

Software Solutions Revenue — SOP 81-1- and Services Revenue.    A significant portion of these revenues pertain to projects recognized under the percentage of completion method of SOP 81-1, which requires that we make estimates about the number of hours required and the amount of fees to be received to periodically assess the progress to completion of a particular project. We are also required as a prerequisite for using percentage of completion to assess whether we have the ability to reliably estimate the hours and fees for each project.

Collectability.    All of our revenues are subject to our assessment of the probability of collection of the underlying fees. The revenue type that is most susceptible to collection risk is software solutions revenue recognized under SOP 97-2, since the revenue is generally recognized up-front upon delivery of the software, and payment is usually due approximately 30 to 60 days after recognition. To assess our collection risk, we have reviewed our collection history and determined that for certain countries, particularly in the Greater Asia Pacific region and in certain of the developing countries within Europe, we will only recognize our license revenues under SOP 97-2 on a cash received basis. For our other revenue types, which are recurring in nature in that they occur over several months, we have a policy in place whereby we review customers that have invoices that are overdue by more than 30 days and we begin deferring recognition of revenue for customers that become delinquent in their payment. This policy prevents us from continuing to recognize revenue related to an implementation or maintenance arrangement when payments are late, and it therefore appears that collection is not probable. Our policies and procedures in this area have resulted in minimizing our bad debt expense since we are diligent in our evaluation of collectability risk prior to recognizing revenue.

Stock compensation expense

As disclosed in our footnotes to our financial statements included in this report, the valuation of stock compensation expense is based on several variables that are inputs to the Black Scholes model. The most critical judgment involved in this area involves the estimation of the impact of forfeitures. Under FAS 123(R), we are required to estimate the impact of forfeitures of stock options, and reduce our expenses based on those estimates. We calculate our monthly forfeiture rates, annualize the amount and apply the resulting amount as a reduction of current period expense. We are then required to regularly evaluate our actual forfeiture experience and make periodic adjustments to expense as needed.

In February 2007, we granted Restricted Stock Units (“RSUs”) to certain key employees that may vest based on the company achieving specified increases in GAAP Earnings per Share in 2008 and 2009 compared to 2006 Earnings per share. The performance period for one-third of the award was from January 1, 2008 to December 31, 2008 and for the remaining two-thirds of the award is from January 1, 2009 to December 31, 2009. On a quarterly basis, we estimate the potential impact of forfeitures on this grant, assess whether vesting is probable and record any resulting expense. We recorded $0.7 million of expense related to this award in 2008.

Taxes

We operate directly and indirectly in numerous countries and are subject to the tax laws, rules and regulations of those jurisdictions. Positions we take in our tax filings are subject to scrutiny by the local country tax authorities and, to the extent it affects our domestic tax position, the Internal Revenue Service. Determining the appropriate tax treatment of complicated issues involves the use of significant judgments and estimates; such judgments and estimates may not be agreed to by the relevant taxing authority, which may require extensive discussions and negotiations to resolve these matters. We accrue tax expense in an amount at which we believe an issue may be ultimately resolved in a manner differently from the position taken in our tax filings. The amount of our accrued tax expense for a particular matter may be significantly different from that determined upon the ultimate resolution of the issue. It is also possible that a tax issue may arise of which we were unaware and no accrual was made. In both cases, adjustments to income tax expense in the relevant reporting period may be material.

Loss Contingencies

We are required to use judgment in estimating amounts recorded as accrued expenses. Such estimates include our assessment of estimated losses resulting from claims and legal proceedings. We record a liability if our assessments indicate that the likelihood of an unfavorable outcome is probable and the related cost can be reasonably estimated.

Amortization of Intangible Assets and Impairment of Intangible Assets.

From time to time, we have sought to enhance our product offerings through technology and business acquisitions. When an acquisition of a business is accounted for using the purchase method, the amount of the purchase price is allocated to the fair value of assets acquired, net of liabilities assumed. Any excess purchase price is allocated to goodwill. Intangible assets are amortized over their estimated useful lives, while goodwill is only written down when it is deemed to be impaired.

In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” we test goodwill for impairment annually and when impairment might be indicated by internal and external events. Impairment is deemed to exist if the net book value of a reporting unit exceeds its estimated fair value. Based on the carrying value of our reporting unit approaching its fair value due to continued profitability increasing our equity and our depressed market capitalization, we intend to perform goodwill impairment tests when indicated by impairment indicators in future quarters during 2009 to determine if further recognition of impairment is required.

Analysis of Financial Results — Twelve Months Ended December 31, 2008 Compared to Twelve Months Ended December 31, 2007

Summary of the Year Ended December 31, 2008 Results:

•	Total revenue decreased $4.5 million from the same period in 2007

•	Total costs and expenses decreased $89.2 million of which $79.9 million is a benefit from the SAP litigation settlement compared to the same period in 2007

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Net income applicable to common stockholders was $104.5 million, which includes the SAP litigation settlement of $79.9 million, which is net of $3.5 million of external litigation expense and the $20.0 million JDA merger termination fee net of $8.5 million of related transaction expense, compared to $12.6 million compared to the same period in 2007

•	Diluted earnings per share were $3.91 versus $0.47 in the same period in 2007

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Cash flow from operations was $114.5 million which includes the net cash effect of the intellectual property settlement of $77.8 million and the net proceeds from the termination of the company’s proposed merger of $10.8 million versus $16.4 million in the same period in 2007

•	Total bookings were $226.5 million in 2008 compared to $264.7 million in 2007.

Revenues

The following table sets forth revenues and the percentages of total revenues of selected items reflected in our condensed consolidated statements of operations and comprehensive income for the twelve months ended December 31, 2008 and December 31, 2007. The period-to-period comparisons of financial results are not necessarily indicative of future results.

	Twelve Months		Twelve Months		Change 2008 versus 2007
	Ended December 31,	Percent of	Ended December 31,	Percent of	Twelve months ended December 31
	2008	Revenue	2007	Revenue	$ Change	% Change
SOP 97-2 recognition	$4,573	2%	$9,758	4%	$(5,185)	-53%
SOP 81-1 recognition	18,582	7%	15,556	6%	3,026	19%
Recurring items	23,697	9%	22,407	8%	1,290	6%

Total Software solutions	46,852	18%	47,721	18%	(869)	-2%
Services	123,564	49%	122,682	47%	882	1%
Maintenance	85,397	33%	87,457	34%	(2,060)	-2%
Contract	—	—	2,450	1%	(2,450)	-100%

Total revenues	$255,813	100%	$260,310	100%	$(4,497)	-2%

Software Solutions Revenue.    Total software solutions revenue decreased 2% or $0.9 million for the twelve months ended December 31, 2008 compared to the same period in 2007. Overall we experienced lower software solutions revenue in the twelve months ended December 31, 2008 primarily due to less current period bookings being recognized as revenue compared to the same period in 2007. Another factor is a change in the mix between transactions recognized under SOP 97-2 and SOP 81-1 which is expected to continue. The components of the changes in software solutions revenue are explained below.

The primary cause of the decline in revenue recognized under SOP 97-2 for the twelve months ended December 31, 2008 is due to declines in the number and size of deals being recognized from current period bookings as well as a decrease in the number and size of deals being recognized from backlog. During the twelve months ended December 31, 2008, we recognized revenue under SOP 97-2 related to 40 contracts at an average of $0.1 million per contract compared to 62 contracts at an average of $0.2 million per contract in the comparable period of 2007.

Revenue recognized under SOP 81-1 is dependent upon the amount of work performed on software solutions projects and milestones met during the applicable period on projects booked in prior periods. During the twelve months ended December 31, 2008 we recognized revenue under 31 projects at an average of $0.6 million per project compared to 34 projects at an average of $0.5 million per project in the comparable period of 2007.

Revenue from recurring items increased $1.3 million during the twelve months ended December 31, 2008 when compared to the same period in 2007 based on recognition of revenue from transactions booked during 2007 and 2008 that were recognized primarily in 2008 resulting from the shift in our business to more recurring transactions, including subscriptions to our FreightMatrix solution.

Services Revenue.    Services revenue increased 1% or $0.9 million for the twelve months ended December 31, 2008 compared to the same period in 2007. This is primarily a result of a 4% increase in billable hours offset by a 3% decrease in revenue recognized per billable hour.

Maintenance Revenue.    Maintenance revenue decreased 2% or $2.1 million for the twelve months ended December 31, 2008 compared to the same period in 2007. This is primarily due to a reduction in revenue from our existing customer base as opposed to a net loss in customers. The decrease of 2% is a significant improvement from prior years.

International Revenue.    Our international revenues included in the categories discussed above are primarily generated from customers located in Europe, Asia, Latin America and Canada. International revenue totaled $107.3 million, or 42% of total revenue, in the twelve months ended December 31, 2008 compared to $110.7 million, or 43% of total revenue, in the same period in 2007. International revenue remained relatively consistent in the twelve-month periods ended December 31, 2008 and December 31, 2007.

Customer Concentration.    During the periods presented, no individual customer accounted for more than 10% of total revenues.

Impact of Indian Rupee on Expenses

If we assume the same currency exchange rate for our rupee expenditures in 2008 as we experienced in 2007, the positive impact of the depreciation of the rupee on our total costs and expenses was approximately $1.4 million for the twelve months ended December 31, 2008.

Cost of Revenues

The following table sets forth cost of revenues and the gross margins of selected items reflected in our condensed consolidated statements of operations and comprehensive income for the twelve months ended December 31, 2008 and December 31, 2007. The period-to period comparisons of the financial results are not necessarily indicative of future results.

	Twelve Months Ended December 31, 2008	Gross Margin	Twelve Months Ended December 31, 2007	Gross Margin	Change 2008 versus 2007
					Twelve months ended December 31
					$ Change	% Change
Software solutions	$9,316	80%	$8,567	82%	$749	9%
Services	89,928	27%	97,397	21%	(7,469)	-8%
Maintenance	10,139	88%	11,074	87%	(935)	-8%
Amortization of acquired technology	4	—	25	—	(21)	-84%

Total cost of revenues	$109,387		$117,063		$(7,676)	-7%

Cost of Software Solutions.    Cost of software solutions consists of:

•	Salaries and other related costs of employees who provide essential services to customize or enhance the software for the customer

•	Commissions paid to non-customer third parties in connection with joint marketing and other related agreements, which are generally expensed when they become payable

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Royalty fees associated with third-party software utilized with our technology. Such royalties are generally expensed when the products are shipped; however, royalties associated with fixed cost arrangements are generally expensed over the period of the arrangement.

•	The cost of user product documentation

•	The cost of delivery of software

•	Provisions for the estimated costs of servicing customer claims, which we accrue on a case-by-case basis

Cost of software solutions increased 9% or $0.7 million for the twelve months ended December 31, 2008 compared to the same period in 2007 primarily because of an increase in the number of hours worked on projects requiring essential services, partially offset by decreased cost of royalties and affiliate commissions.

During the twelve months ended December 31, 2008 and December 31, 2007, the costs attributable to the performance of essential services accounted for under SOP 81-1 were $6.4 million and $3.5 million, respectively. The remaining costs of software solutions are not directly attributable to specific arrangements, so we do not believe there is a reasonable basis to calculate the cost of each type of software solutions transaction or the resulting contribution margin.

Cost of Services.    These costs consist of expenses associated with the delivery of non-essential services, such as implementation, integration, process consulting and training. Cost of services decreased 8% or $7.5 million for the twelve months ended December 31, 2008 compared to the same period in 2007. This decrease was primarily related to a decrease in employee related costs. The decrease in employee related costs was mainly driven by a shift of approximately 28 associates from the services organization to the sales organization in the first quarter of 2008. This shift was done as part of our refocus in late 2007 to a sales approach centered on customer business units. The depreciation of the rupee also contributed to the decline in cost of services.

Cost of Maintenance.    These costs consist of expenses including support services such as telephone support and unspecified upgrades/enhancements provided on a when-and-if-available basis. Cost of maintenance decreased 8% or $0.9 million for the twelve months ended December 31, 2008 compared to the same period in 2007. This decrease was primarily related to a decrease in employee related costs of $0.6 million and a decrease in travel and entertainment of $0.3 million.

Amortization of Acquired Technology.    In connection with our business acquisitions, we acquired developed technology that we offer as a part of our solutions. In accordance with applicable accounting standards, the amortization of acquired technology is included as a part of our cost of revenues because it relates to software products that are marketed to potential customers.

Operating Expenses

The following table sets forth operating expenses and the percentages of total revenue for those operating expenses as reported in our condensed consolidated statements of operations and comprehensive income. The period-to-period comparisons of financial results are not necessarily indicative of future results.

	Twelve Months Ended December 31, 2008	Percent of Revenue	Twelve Months Ended December 31, 2007	Percent of Revenue	Change 2008 versus 2007
					Twelve months ended December 31
					$ Change	% Change
Sales and marketing	$45,135	18%	$41,872	16%	$3,263	8%
Research and development	29,241	11%	33,513	13%	(4,272)	-13%
General and administrative	42,062	16%	37,770	15%	4,292	11%
Amortization of intangibles	100	0%	78	—	22	—
Restructuring charges and adjustments	(95)	0%	3,955	2%	(4,050)	-102%

Costs and expenses, subtotal	116,443		117,188		(745)	-1%
Intellectual property settlement, net	(79,860)		921		(80,781)	-8771%

Total operating expense	$36,583		$118,109		$(81,526)	-69%

Sales and Marketing Expense.    Sales and marketing expense consists primarily of personnel costs, commissions, office facilities, travel and promotional events such as trade shows, seminars, technical conferences, advertising and public relations programs. For the twelve months ended December 31, 2008, the increase in sales and marketing costs included an increase in employee related costs of $4.6 million offset by decreases in marketing costs of $0.7 million and professional services of $0.4 million. The increase in employee related costs was mainly driven by a shift of approximately 28 associates from the services organization to the sales organization. This shift was done as part of our refocus in late 2007 to a sales approach centered on customer business units.

Research and Development Expense.    Research and development expense consists of costs related to continued software development and product enhancements to existing software. Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of our products and general release of such software has substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant; therefore, we have not capitalized any software development costs other than those recorded in connection with our acquisitions. The primary component of research and development expense is employee-related cost. Certain of our development personnel participate in our services projects. The direct costs attributable to such efforts are included in Cost of services on our Consolidated Statements of Operations. The decrease in expense for the twelve months ended December 31, 2008 is due to a reduction in employee related costs of $1.6 million and subcontractor related costs of $1.3 million. For the twelve months ended December 31, 2008, average research and development personnel decreased 13% compared to the same period in 2007.

General and Administrative Expense.    General and administrative expense includes the personnel and other costs of our finance, legal, accounting, human resources, information systems and executive departments, as well as external litigation costs. General and administrative expense for the twelve months ended December 31, 2008 increased 11% or $4.3 million compared to the same period in 2007 due to an increase in employee-related expenses of $3.7 million of which $3.1 million is related to severance cost due to the departure of our former CEO and an increase in external legal expense of $2.7 million offset by a decline in depreciation and equipment expense of $2 million. For the twelve months ended December 31, 2008, average general and administrative employee headcount decreased 6% compared to the same period in 2007.

Restructuring Expense.    During 2007, we initiated a reorganization and eliminated approximately 50 positions. The purpose of the restructuring was to reduce management layers to both decrease cost and increase speed around decision-making and internal processes. The realignment included the elimination of certain management levels as well as other targeted cost reductions. We recorded a charge of approximately $4.0 million, primarily related to severance costs. Additional details of the restructuring charges and remaining accruals are presented in Note 11 — Restructuring Charges and Adjustments in our Notes to Consolidated Financial Statements included in this report.

Non-Operating Income (Expense), Net

For the twelve months ended December 31, 2008 and December 31, 2007, non-operating income (expense), net, was as follows:

	Twelve Months Ended December 31, 2008	Twelve Months Ended December 31, 2007
			Change 2008 versus 2007
			December 31
			$ Change	% Change
	(as adjusted)	(as adjusted)
Interest income	$3,876	$5,488	(1,612)	-29%
Interest expense	(7,473)	(7,372)	(101)	1%
Foreign currency hedge and transaction losses, net	(1,700)	(678)	1,022	151%
Other income (expense), net	11,510	(776)	12,286	1583%

Total non-operating income (expense), net	$6,213	$(3,338)	9,551	286%

Total non-operating income (expense), net, increased 286% or $9.6 million for the twelve months ended December 31, 2008 as compared to the same period in 2007.

Interest income decreased in the twelve months ended December 31, 2008 compared to the same period in 2007 due to lower interest rates earned on invested balances. The decrease occurred due to lower rates on our investments, partially offset by higher cash balances. The lower interest rates are due to changes in the general direction of market interest rates in the U.S., where the majority of our cash and investments are held, and a change in the mix of our investments. Due to the demand nature of our money market funds and the short-term nature of our time deposits and debt securities portfolio, these assets are sensitive to changes in the Federal Funds rate. The Federal Funds rate decreased by 400 basis points during 2008. Additionally, due to volatility in the capital markets, beginning in the third quarter of 2007 we chose not to invest in commercial paper and instead invested in money market instruments. In the third quarter of 2008, we chose to invest in funds comprised of a combination of corporate, government agency and Treasury obligations. For the twelve months ended December 31, 2008, average cash balances increased 97% with a majority of the increase in the third quarter of 2008 mainly due to the net proceeds from the SAP Settlement of $77.8 million, which reflects the $83.3 million gross settlement amount net of payments directly related to external expenses and income taxes.

Interest expense remained flat for the twelve months ended December 31, 2008 as compared to the same period in 2007.

Foreign currency hedge and transaction losses, net, increased $1.0 million for the twelve months ended December 31, 2008 as compared to the same period in 2007. This primarily resulted from increased transactional costs for foreign currency transactions due to increased volatility in foreign exchange markets during 2008, along with the effects of the timing of booking and settling transactions versus the timing of settlement of the associated hedge contract.

Other income (expense), net, increased $12.3 million for the twelve months ended December 31, 2008 as compared to the same period in 2007. Included in this change is the receipt of the merger termination fee from JDA of $20 million, net of third party expenses related to the transaction of $8.5 million.

Provision for Income Taxes

We recognized income tax expense of $8.4 million and $6.1 million in 2008 and 2007, respectively, representing effective income tax rates of 7.2% in 2008 and 28.1% in 2007. The decrease in the effective income tax rate is due to an increase in domestic net income as a result of the SAP settlement without an offsetting increase in tax expense resulting from the utilization of domestic net operating losses and lower alternative minimum tax rates.

The effective income tax rates during 2008 and 2007 differ from the U.S. statutory rate of 35% due to several factors. These factors include, among others, changes in our valuation allowance, the effect of foreign operations, state income taxes (net of federal income tax benefits), non-deductible meals and entertainment, and research and development tax credits. The effect of these factors on the income tax rate is detailed in Note 13 — Income Taxes in our Notes to Consolidated Financial Statements.

At December 31, 2008, we maintained a full valuation allowance against our domestic net deferred tax assets and no valuation allowance against our foreign net deferred tax assets. Each quarter, we review the necessity and amounts of the domestic and foreign valuation allowances. Despite the valuation allowance, the future tax-deductible benefits related to these deferred tax assets remain available to offset future taxable income over the remaining useful lives of the underlying deferred tax assets.

At December 31, 2008, we had approximately $6.4 million in FIN 48 tax contingency reserves in our taxes payable accounts relating to tax positions we have taken during tax years that remain open for examination by tax authorities.

Analysis of Financial Results — Twelve Months Ended December 31, 2007 Compared to Twelve Months Ended December 31, 2006

Summary of the Year Ended December 31, 2007 Results:

•	Total revenue decreased $19.4 million from the same period in 2006

•	Total costs and expenses decreased $15.1 million for the same period in 2006

•	Net income applicable to common stockholders decreased $6.8 million compared to the same period in 2006

•	Diluted earnings per share were $0.47 versus $0.75 in the same period in 2006

•	Cash flow from operations was $16.4 million versus $14.8 million in the same period in 2006

•	Total bookings were $264.7 million in 2007 versus $257.2 million in 2006

Revenues

The following table sets forth revenues and the percentages of total revenues of selected items reflected in our condensed consolidated statements of operations and comprehensive income for the twelve months ended December 31, 2007 and December 31, 2006. The period-to-period comparisons of financial results are not necessarily indicative of future results.

	Twelve Months Ended December 31, 2007	Percent of Revenue	Twelve Months Ended December 31, 2006	Percent of Revenue	Change 2007 versus 2006
					Twelve months ended December 31
					$ Change	% Change
SOP 97-2 recognition	$9,758	4%	$19,962	7%	$(10,204)	-51%
SOP 81-1 recognition	15,556	6%	22,305	8%	(6,749)	-30%
Recurring items	22,407	8%	33,976	12%	(11,569)	-34%

Total Software solutions	47,721	18%	76,243	27%	(28,522)	-37%
Services	122,682	47%	106,493	38%	16,189	15%
Maintenance	87,457	34%	92,828	33%	(5,371)	-6%
Contract	2,450	1%	4,113	2%	(1,663)	-40%

Total revenues	$260,310	100%	$279,677	100%	$(19,367)	-7%

Software Solutions Revenue.    Total software solutions revenue decreased 37% or $28.5 million for the twelve months ended December 31, 2007 compared to the same period in 2006. Overall we experienced lower software solutions revenue in the twelve months ended December 31, 2007 due to significantly less transactions that were booked and recognized in the same period under SOP 97-2 and a smaller size of projects being recognized under SOP 81-1 percentage of completion accounting, when compared to the same period in 2006. In addition, we did not have revenue from platform technology transactions in the 2007 period. The change in mix between transactions recognized under SOP 97-2 and SOP 81-1 is expected to continue. The components of the changes in software solutions revenue are explained below.

During the twelve months ended December 31, 2007, we recognized revenue under SOP 97-2 related to 62 contracts at an average of $0.2 million per contract compared to 72 contracts at an average of $0.3 million per contract in the comparable period of 2006.

The primary cause of the decline in revenue recognized under SOP 81-1 for the twelve months ended December 31, 2007 is a decline in the amount of revenue generated on each project as compared to the same period in 2006, due mainly to the continued decline in our backlog. Revenue recognized under SOP 81-1 is dependent upon the amount of work performed and milestones met during the applicable period on projects booked in prior periods. During the twelve months ended December 31, 2007 we recognized revenue under 34 projects at an average of $0.5 million per project compared to 35 projects at an average of $0.6 million per project in the comparable period of 2006.

The decline in revenue from recurring items for the twelve months ended December 31, 2007 was primarily driven by the recognition of $10.5 million in 2006 from a platform technology transaction which was not repeated in 2007.

Services Revenue.    Services revenue increased 15% or $16.2 million for the twelve months ended December 31, 2007 compared to the same period in 2006 primarily as a result of a 4% increase in revenue recognized per billable hour together with a 6% increase in total billable hours. Services revenue also increased when compared to 2006 due to an increase of approximately $1.0 million in billable travel costs. The increase in billable hours was due to a 6% increase in average number of services personnel from the twelve-month period ended December 31, 2006.

Maintenance Revenue.    Maintenance revenue decreased 6% or $5.4 million for the twelve months ended December 31, 2007 compared to the same period in 2006 primarily as a result of customers not renewing their maintenance agreements or customers renewing on less favorable terms, with such decreases not being offset by initial maintenance agreements with new customers.

International Revenue.    Our international revenues included in the categories discussed above are primarily generated from customers located in Europe, Asia, Latin America and Canada. International revenue totaled $110.7 million, or 43% of total revenue, in the twelve months ended December 31, 2007 compared to $120.3 million, or 43% of total revenue, in the same period in 2006. International revenue remained relatively consistent in the twelve-month periods ended December 31, 2007 and December 31, 2006.

Customer Concentration.    During the periods presented, no individual customer accounted for more than 10% of total revenues.

Impact of Indian Rupee on Expenses

During the twelve months ended December 31, 2007 we experienced margin compression as a result of appreciation in the Indian rupee. Our rupee-denominated expenses increased modestly during 2007, but this translated into a double-digit percentage increase in our dollar-denominated expenses in our India operations. If we assume the same currency exchange rate for our rupee expenditures in 2007 as we experienced in 2006 the negative impact of rupee appreciation on our total costs and expenses was approximately $2.3 million for the twelve-months ended December 31, 2007.

Cost of Revenues

The following table sets forth cost of revenues and the gross margins of selected items reflected in our condensed consolidated statements of operations and comprehensive income for the twelve months ended December 31, 2007 and December 31, 2006. The period-to period comparisons of financial results are not necessarily indicative of future results.

	Twelve Months Ended December 31, 2007	Margin	Twelve Months Ended December 31, 2006	Margin	Change 2007 versus 2006
					Twelve months ended December 31
					$ Change	% Change
Software solutions	$8,567	82%	$12,862	83%	$(4,295)	-33%
Services and maintenance	108,471	48%	97,960	51%	10,511	11%
Contract	—	—	311	92%	(311)	-100%
Amortization of acquired technology	25	—	21	—	4	19%

Total cost of revenues	$117,063		$111,154		$5,909	5%

Cost of Software Solutions.    Cost of software solutions consists of:

•	Salaries and other related costs of employees who provide essential services to customize or enhance the software for the customer

•	Commissions paid to non-customer third parties in connection with joint marketing and other related agreements, which are generally expensed when they become payable

•

Royalty fees associated with third-party software utilized with our technology. Such royalties are generally expensed when the products are shipped; however, royalties associated with fixed cost arrangements are generally expensed over the period of the arrangement.

•	The cost of user product documentation

•	The cost of delivery of software

•	Provisions for the estimated costs of servicing customer claims, which we accrue on a case-by-case basis

Cost of software solutions decreased 33% or $4.3 million for the twelve months ended December 31, 2007 compared to the same period in 2006 primarily because of a decrease in the number of hours worked on projects requiring essential services, which is reflected in our lower software solutions revenues for the 2007 period.

During the twelve months ended December 31, 2007 and December 31, 2006, the costs attributable to the performance of essential services related to SOP 81-1 was $3.5 million and $7.1 million, respectively. The remaining costs of software solutions are not directly attributable to specific arrangements, so we do not believe there is a reasonable basis to calculate the cost of each type of software solutions transaction or the resulting contribution margin.

Cost of Services and Maintenance.    Cost of services and maintenance includes expenses related to implementation, training, and customization and enhancement of previously licensed software solutions, as well as providing telephone support, upgrades and updated user documentation. Cost of services and maintenance increased 11% or $10.5 million for the twelve months ended December 31, 2007 compared to the same period in 2006 as a result of increased services personnel to support our growing services business. Average services and maintenance headcount increased 6% for the twelve months ended December 31, 2007 as compared to the same period in 2006. For the twelve months ended December 31, 2007, employee-related costs associated with this expense category increased $9.1 million, travel and entertainment increased $1.2 million and equipment expense increased $0.5 million as compared to the same period in 2006.

Amortization of Acquired Technology.    In connection with our business acquisitions, we acquired developed technology that we offer as a part of our solutions. In accordance with applicable accounting standards, the amortization of acquired technology is included as a part of our cost of revenues because it relates to software products that are marketed to potential customers.

Operating Expenses

The following table sets forth operating expenses and the percentages of total revenue for those operating expenses as reported in our condensed consolidated statements of operations and comprehensive income. The period-to-period comparisons of financial results are not necessarily indicative of future results.

	Twelve Months Ended December 31, 2007	Percent of Revenue	Twelve Months Ended December 31, 2006	Percent of Revenue	Change 2007 versus 2006
					Twelve months ended December 31
					$ Change	% Change
Sales and marketing	$41,872	16%	$48,185	17%	$(6,313)	-13%
Research and development	33,513	13%	35,200	13%	(1,687)	-5%
General and administrative	37,770	15%	56,129	20%	(18,359)	-33%
Amortization of intangibles	78	—	17	—	61	359%
Restructuring charges and adjustments	3,955	2%	(403)	—	4,358	-1081%

Costs and expenses, subtotal	117,188		139,128		(21,940)	-16%
Intellectual property settlement, net	921		—		921	—

Total operating expense	$118,109		$139,128		$(21,019)	-15%

Sales and Marketing Expense.    Sales and marketing expense consists primarily of personnel costs, commissions, office facilities, travel and promotional events such as trade shows, seminars, technical conferences, advertising and public relations programs. For the twelve months ended December 31, 2007, average sales and marketing headcount decreased 9% compared to the same period in 2006. Sales and marketing expense for the twelve months ended December 31, 2007 decreased primarily due to decreases in employee-related costs of $6.2 million.

Research and Development Expense.    Research and development expense consists of costs related to continued software development and product enhancements to existing software. Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of our products and general release of such software has substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant; therefore, we have not capitalized any software development costs other than those recorded in connection with our acquisitions. The primary component of research and development expense is employee-related cost. Certain of our development personnel participate in our services projects. The direct costs attributable to such efforts are included in Cost of services on our Consolidated Statements of Operations. Our average headcount remained relatively consistent during the periods presented as reflected by the relatively consistent level of expense.

General and Administrative Expense.    General and administrative expense includes the personnel and other costs of our finance, legal, accounting, human resources, information systems and executive departments, as well as external litigation costs. General and administrative expense for the twelve months ended December 31, 2007 decreased 33% or $18.4 million compared to the same period in 2006 due to a decline in external legal expense of $11.5 million, a decline in insurance expense of $2.3 million, a decline in professional services expense of $1.2 million, a decline of employee-related expense of $1.2 million and a decline in travel and entertainment of $0.5 million. For the twelve months ended December 31, 2007, average general and administrative headcount decreased 10% compared to the same period in 2006.

Restructuring Expense.    During 2007, we initiated a reorganization, and eliminated approximately 50 positions. The purpose of the restructuring was to reduce management layers to both decrease cost and increase speed around decision-making and internal processes. The realignment included the elimination of certain management levels as well as other targeted cost reductions. We recorded a charge of approximately $4.0 million, primarily related to severance costs. Additional details of the restructuring charges and remaining accruals are presented in Note 11 — Restructuring Charges and Adjustments in our Notes to Consolidated Financial Statements.

Non-Operating Expense, Net

For the twelve months ended December 31, 2007 and December 31, 2006, non-operating expense, net, was as follows:

	Twelve Months Ended December 31, 2007	Twelve Months Ended December 31, 2006
			Change 2007 versus 2006
			December 31
			$ Change	% Change
	(as adjusted)	(as adjusted)
Interest income	$5,488	$5,305	183	3%
Interest expense	(7,372)	(8,395)	(1,023)	12%
Realized gains (losses) on investments, net	—	475	(475)	-100%
Foreign currency hedge and transaction losses, net	(678)	(219)	459	210%
Other expense, net	(776)	(434)	342	79%

Total non-operating (expense), net	$(3,338)	$(3,268)	70	2%

Total non-operating expense, net, increased 2% or $0.1 million for the twelve months ended December 31, 2007 as compared to the same period in 2006.

Interest income increased in the twelve months ended December 31, 2007 compared to the same period in 2006 due to higher interest rates earned on invested balances. The average rate earned for the twelve months ended December 31, 2007 was 29 basis points higher then the average rate earned in the prior year period. This increase was partially offset by lower average cash balances. For the twelve months ended December 31, 2007, average cash balances decreased 6%.

Interest expense decreased for the twelve months ended December 31, 2007 as compared to the same period in 2006 due to lower debt levels following the retirement of certain indebtedness in December 2006.

Other expense, net, increased $0.3 million for the twelve months ended December 31, 2007 as compared to the same period in 2006. Included in this change is the impact of $0.4 million of sales tax refunds received in the first quarter of 2006.

Provision for Income Taxes

We recognized income tax expense of $6.1 million and $3.8 million in 2007 and 2006, respectively, representing effective income tax rates of 28.1% in 2007 and 14.6% in 2006.

The effective income tax rates during 2007 and 2006 differ from the U.S. statutory rate of 35% due to several factors. These factors include, among others, changes in our valuation allowance, the effect of foreign operations, state income taxes (net of federal income tax benefits), non-deductible meals and entertainment, and research and development tax credits. The effect of these factors on the income tax rate is detailed in Note 13 — Income Taxes in our Notes to Consolidated Financial Statements.

At December 31, 2007, we maintained a full valuation allowance against our domestic net deferred tax assets and a valuation allowance of approximately $0.9 million against our foreign net deferred tax assets. Each quarter, we review the necessity and amounts of the domestic and foreign valuation allowances. Despite the valuation allowance, the future tax-deductible benefits related to these deferred tax assets remain available to offset future taxable income over the remaining useful lives of the underlying deferred tax assets.

At December 31, 2007, we had approximately $8.8 million in tax contingency reserves in our taxes payable accounts relating to tax positions we have taken during tax years that remain open for examination by tax authorities.

Contractual Obligations

The following table summarizes our significant contractual obligations at December 31, 2008, and the effect such obligations are expected to have on our liquidity and cash flows in future periods. This table excludes amounts already recorded on our balance sheet as current liabilities at December 31, 2008.

	Total	Less Than One Year	1-3 Years	3-5 Years	More Than 5 Years
Operating Lease Obligations(1)	$25,463	$14,015	$9,605	$1,788	$55
Sub-Lease income	(1,241)	(529)	(477)	(234)	—
Long-term debt obligations (2)	115,898	4,313	8,625	8,625	94,336
Other purchase obligations (3)	5,614	3,822	1,792	—	—

Total	$145,735	$21,621	$19,546	$10,179	$94,391

[1]

The lease on our headquarters facility in Dallas, which represents $5.6 million per year in expense, expires on May 31, 2010, and is therefore excluded from the above table for periods beyond 2010. We presently intend to renegotiate and extend the current lease or obtain a new lease on an alternate facility for periods after the lease expiration. At this time, we are unable to make a reasonably reliable estimate of the amount of lease payments under any such extended or new lease and, accordingly, no estimated future amounts are included in the table reflecting a potential extended or new lease.

[2]

Included in the long-term debt obligations are semi-annual interest payments through December 15, 2015. The amounts do not reflect the impact of convertible debt repurchased after December 31, 2008. See Note 16 — Subsequent Events to the Notes to Consolidated Financial Statements included in this report.

[3]	Other purchase obligations and commitments include payments due under various types of licenses and maintenance obligations.

The expected timing of payment of the obligations discussed above is estimated based on current information. Timing of payments and actual amounts paid may be different depending on the time of receipt of goods or services or changes to agreed-upon amounts for some obligations.

On July 13, 2006, the FASB issued FIN No. 48 — Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”). We adopted the provisions of FIN 48 on January 1, 2007. See “—Recently Adopted Accounting Pronouncements.” As of December 31, 2008 and 2007 respectively, we had approximately $6.4 million and $4.5 million of non-current tax liabilities, including interest and penalties, related to uncertain tax positions. Because of the high degree of uncertainty regarding the timing of future cash outflows associated with these liabilities, we are unable to estimate the years in which settlement will occur with the respective taxing authorities.

Off-Balance-Sheet Arrangements

As of December 31, 2008, we did not have any significant off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Liquidity and Capital Resources

Our working capital was $187.4 million at December 31, 2008 compared to $63.6 million at December 31, 2007, an improvement of $123.9 million or 195%. The improvement resulted from an increase of $116.8 million in current assets (comprised of an increase of $114.4 million in cash including restricted cash, $1.7 million in other current assets and $0.7 million in accounts receivable) and a $7.0 million decrease in current liabilities (comprised of decrease of $8.7 million in deferred revenue offset by increases of $0.5 million in accrued liabilities, $0.1 million in accounts payable, and $1.0 million in accrued compensation and related expenses).

Our working capital balance at December 31, 2008 and December 31, 2007 included deferred revenue. At December 31, 2008 and December 31, 2007, we had approximately $53.0 million and $61.7 million, respectively, of deferred revenue recorded as a current liability, representing pre-paid revenue for all of our different revenue categories. Our deferred revenue balance includes a margin to be earned when it is recognized, so the conversion of the liability to revenue will require cash outflows that are less than the amount of the liability.

Our cash and cash equivalents increased $117.0 million during the twelve months ended December 31, 2008. This increase is primarily the result of $114.5 million of cash provided by operating activities and $1.5 million of cash provided by investing activities, and $0.5 million of cash provided by financing activities.

During the twelve months ended December 31, 2008, cash provided by operating activities was approximately $114.5 million. Included in this amount are the net proceeds of the SAP settlement of $77.8 million and the net merger termination proceeds of $10.8 million. Excluding these events, we generated approximately $25.9 million in cash flow from operations, marking our third consecutive year of positive cash flow from operations and a growth of approximately 60% when compared to the full year of 2007. Management tracks projected cash collections and projected cash outflows to monitor short-term liquidity requirements and to make decisions about future resource allocations and take actions to adjust our expenses with the goal of remaining cash flow positive from operations on an annual basis. Based on the timing of license bookings and maintenance renewals as well as working capital changes, cash flow from operations is typically seasonally weakest in the third quarter.

Cash provided by investing activities was approximately $1.5 million during the twelve months ended December 31, 2008. We had cash inflows related to investing activities consisting of a decrease in restricted cash of $2.7 million, partially offset by purchases of property, plant and equipment of $1.3 million.

During the twelve months ended December 31, 2008, cash provided by financing activities was approximately $0.5 million. We had cash inflows from financing activities of $0.5 million consisting of the proceeds from the issuance of common stock upon the exercise of stock options.

At December 31, 2008, we had a net cash balance of $179.3 million compared to a net cash balance of $68.1 million at December 31, 2007. We define net cash as the sum of our total cash and cash equivalents and restricted cash minus our total short-term and long-term debt.

We maintained a $15.0 million letter of credit line in fiscal 2008. Under this line, we were required to maintain restricted cash (in an amount equal to 125% of the outstanding letters of credit) in a depository account maintained by the lender to secure letters of credit issued in connection with the line. The line had no financial covenants and expired on December 15, 2008. At this time we do not expect to renew a line of credit. As of December 31, 2008, approximately $5.8 million in restricted cash was pledged as collateral. As of December 31, 2007, approximately $5.6 million in letters of credit were outstanding under this line and approximately $7.2 million in restricted cash was pledged as collateral.

We had $86.3 million in face value of our 5% senior convertible notes outstanding at December 31, 2008. However, as of February 28, 2009 (after giving effect to the repurchases of our convertible notes that occurred after December 31, 2008 as discussed in Note 16 — Subsequent Events to the Financial Statements included in this report and in “Item 1. Business — Recent Developments — Repurchase of the Company’s 5% Senior Convertible Notes”), $3.5 million in face value of our 5% convertible notes remained outstanding.

The indenture governing the 5% senior convertible notes contained a debt incurrence covenant that placed restrictions on the amount and type of additional indebtedness that we can incur. However, this covenant was eliminated in conjunction with the repurchase of convertible notes and amendment of the indenture that occurred in February 2009. (See “Item 1. Business — Recent Developments — Repurchase of the Company’s 5% Senior Convertible Notes”.)

We experienced negative cash flows for the quarters ended March 31, 2007, September 30, 2006 and March 31, 2006, and for each of the five years ended December 31, 2005, primarily due to sharp declines in our revenues and our historical inability to reduce our expenses to a level at or below the level of our revenues. We may be required to seek private or public debt or equity financing in order to support our operations. We may not be able to obtain additional debt or equity financing on satisfactory terms, or at all, and any new financing could have a substantial dilutive effect on our existing stockholders.

Sensitivity to Market Risks

Foreign Currency Risk.    Revenues originating outside of the United States totaled 42% for 2008 and 43% for both 2007 and 2006. Since we conduct business on a global basis in various foreign currencies, we are exposed to movements in foreign currency exchange rates. We utilize a foreign currency risk mitigation program that utilizes foreign currency forward exchange contracts to reduce the effect of various nonfunctional currency exposures. The objective of this program is to reduce the effect of changes in foreign currency exchange rates on our results of operations. Furthermore, our goal is to offset foreign currency transaction gains and losses recorded for accounting purposes with gains and losses realized on the forward contracts. Our program cannot completely protect us from the risk of foreign currency losses as our currency exposures are constantly changing and we do not use foreign exchange contracts for all of our exposures. Details of our foreign currency risk management program are presented in Note 12 — Foreign Currency Risk Management in our Notes to Consolidated Financial Statements included in this report.

During the twelve months ended December 31, 2008 we experienced margin improvements as a result of the depreciation in the Indian rupee. If we assume the same currency exchange rate for our rupee expenditures in 2008 as we experienced in 2007 the impact of rupee depreciation was approximately $1.4 million for the twelve-months ended December 31, 2008.

Interest Rate Risk.    Our investments are subject to interest rate risk. Interest rate risk is the risk that our financial condition and results of operations could be adversely affected due to movements in interest rates. We invest our cash in a variety of interest-earning financial instruments, including bank time deposits, money market funds and taxable and tax-exempt variable-rate and fixed-rate obligations of corporations, municipalities and local, state and national governmental entities and agencies. These investments are primarily denominated in U.S. Dollars. Cash balances in foreign currencies overseas are primarily operating balances.

Due to the demand nature of our money market funds and the short-term nature of our time deposits and debt securities portfolio, these assets are sensitive to changes in interest rates. The Federal Reserve Board influences the general direction of market interest rates in the U.S. where the majority of our cash and investments are held. The Federal Reserve Board decreased the discount rate by 400 basis points between December 31, 2007 and December 31, 2008. The weighted-average yield earned on our cash balances at December 31, 2008 was 0.54%, compared to 4.18% as of December 31, 2007. Assuming investment levels consistent with December 31, 2008 levels, if overall interest rates change by 50 basis points in 2009, our interest income will change approximately $1.2 million.

Due to volatility in the capital markets, beginning in the third quarter of 2007 we chose not to invest in commercial paper and instead invested in money market instruments. These money market instruments are reflected in cash and cash equivalents on our balance sheet. We typically invest our cash in a variety of interest-earning financial instruments, including bank time deposits, money market funds and obligations of federal governmental entities and agencies. These investments are primarily denominated in U.S. Dollars.

Credit Risk.    Financial assets that potentially subject us to a concentration of credit risk consist principally of investments and accounts receivable. Cash on deposit is held with financial institutions with high credit standings. Investments are generally in money market funds comprised of a combination of corporate, government agency and Treasury obligations. We limit our investment in individual funds and with individual financial institutions to mitigate risk. We attempt to limit our restricted cash and cash balances held in foreign locations.

Our customer base consists of large numbers of geographically diverse enterprises dispersed across many industries. As a result, concentration of credit risk with respect to accounts receivable is not significant. However, we periodically perform credit evaluations for significant customers and maintain reserves for potential losses. In certain situations we may seek letters of credit to be issued on behalf of some customers to mitigate our exposure to credit risk. We currently use foreign exchange contracts to reduce the effects of the foreign exchange risks associated with receivables denominated in non-functional currencies. Risk of non-performance by counterparties to such contracts is minimal due to the size and credit standings of the financial institutions involved.

The current unprecedented disruptions in the financial markets may adversely impact the availability of credit already arranged and the availability and cost of credit in the future, which could result in bankruptcy or insolvency for customers, which would impact our cash collections from our accounts receivable. We are unable to predict the likely duration and severity of the current disruption in financial markets and adverse economic conditions in the U.S. and globally.

Inflation.    Inflation has not had a material impact on our results of operations or financial condition.

Recently Issued Accounting Pronouncements

See Note 1 — Summary of Significant Accounting Policies in our Notes to Consolidated Financial Statements included in this report for details of recently issued accounting pronouncements and their expected impact on our financial statements.